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                               LOCK-UP AGREEMENT
                          FOR DIRECTORS AND OFFICERS


     This Lock-Up Agreement ("Agreement") is effective as of ____________, 1997 by and among Organic Food Products, Inc., a California corporation (the "Company"), ______________, a director and/or officer of the Company (the "Executive"), and _____________, a California corporation (the
"Underwriter"). The parties hereto agree as follows:

     1. LOCK-UP. The Company has filed a registration statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission which will register certain shares of the Company's common stock to be sold by the Underwriter on a "firm commitment" basis. To satisfy
Section 7.7 of the Underwriting Agreement (the "Underwriting Agreement") to be entered into between the Company and the Underwriter as representative of the several underwriters named in Schedule I thereto, and in order to induce the Underwriter to undertake the firm commitment public offering of the Company's common stock, the Executive agrees that it will not, directly or indirectly, without the Underwriter's prior written consent, offer, sell, contract to sell, grant any option to purchase, pledge, or otherwise dispose (or announce any offer, sale, grant of an option to purchase or other disposition) of, any shares of the Company's common stock or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for shares of the Company's common stock for a period of twelve
(12) months from the effective date of the Registration Statement.

     2. SUCCESSORS. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnitees of each of the parties to this Agreement.

     3. ATTORNEYS FEES. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorney's fees and other costs and expenses by the other parties to the dispute.

     4. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to its choice of law rules.

     5. ARBITRATION. Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in San Diego, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 3 above). A demand for arbitration shall be made within reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered

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within 60 days of submission of any claim or dispute, shall be in writing and mailed to all parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

     6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth next to his or its signature.

                                       ORGANIC FOOD PRODUCTS, INC.

                                       By:
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                                       Its:
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                                       EXECUTIVE

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                                       By:
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                                       Its:
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